Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-196651 and 333-197464) of Receptos, Inc. and on Form S-8 (No. 333-195947) pertaining to the 2013 Stock Incentive Plan, and Employee Stock Purchase Plan of Receptos, Inc. of our reports dated March 2, 2015, with respect to the consolidated financial statements of Receptos, Inc., and the effectiveness of internal control over financial reporting of Receptos Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

San Diego, California

March 2, 2015